PIMCO VARIABLE INSURANCE TRUST
ADMINISTRATIVE SERVICES AGREEMENT
This Agreement is made as of June 17, 2010, between PIMCO Variable Insurance Trust (the "Trust") and Allianz Life Insurance Company of New York, formerly known as Preferred Life Insurance Company of New York ("Authorized Firm"), a New York life insurance company.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Portfolios"), with each Portfolio representing interests in a separate portfolio of securities and other assets;
WHEREAS, certain beneficial owners of the Trust's shares ("investors") may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;
WHEREAS, the Trust has adopted a Services Plan pursuant to which the Trust, on behalf of each Portfolio, may enter into agreements with registered investment advisers, registered broker-dealers, banks, trust companies and other persons or that agree to provide administrative, recordkeeping, and investor services to their clients, members or customers who purchase shares of a Portfolio, directly or indirectly; and

WHEREAS, the Trust and Authorized Firm are parties to a services agreement dated April 1, 2000 (the “2000 Agreement”); and

WHEREAS, the Trust and Authorized Firm wish to replace the 2000 Agreement with this Agreement, the essential terms of which are the same as those of the 2000 Agreement and whose title will not be easily confused with that of other agreements between Authorized Firm and parties related to the Trust, and which updates certain information included in the 2000 Agreement; and

WHEREAS, the Trust continues to desire that Authorized Firm provide, or arrange for the provision of, certain administrative and recordkeeping services with respect to shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

WITNESSETH:

The Trust and Authorized Firm agree as follows:

1. Appointment.  The Trust hereby authorizes Authorized Firm to provide certain administrative, recordkeeping and investor services to investors in the Portfolios that are the clients, member, or customers of Authorized Firm. The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, the Trust (or its agent) may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping and/or investors services.

2. Services to Be Performed.  For the duration of this Agreement, Authorized Firm agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios as from time to time in effect (collectively, the "Prospectus"), to provide in respect of investors investing in shares of the Portfolios: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors' votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company LLC (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting investors' interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; and processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities.

3. Orders and Settlement.  Orders submitted by Authorized Firm on behalf of investors shall be accepted or rejected by the Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties.

4. Compliance with Laws.  In performing its duties under this Agreement, Authorized Firm agrees to abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974.

5. Sales Materials.  No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the Trust as explanatory materials and/or information supplemental to each Prospectus. The Trust shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. Authorized Firm agrees not to use other advertising or sales material relating to the Portfolios unless approved in writing by the Trust in advance of such use. Authorized Firm agrees to indemnify the Portfolios and the Trust for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by Authorized Firm other than statements contained in the Prospectus or sales literature authorized by the Trust.

6. Compensation.  In consideration of Authorized Firm's provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc., to pay Authorized Firm fees ("Service Fees") at an annual rate of up to 0.15% of the average of the aggregate net asset value of outstanding shares serviced by Authorized Firm, measured on each business day during each month. Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of the Trust or any Portfolio. The applicable portion of the Service Fees will be paid by the Trust within 20 days following the end of each calendar quarter. The parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio and shall be paid for each Portfolio only so long as this Agreement is in effect.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Firm.

In addition, Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

7. Term and Termination.

(a) This Agreement is entered into by the Trust in accordance with the terms of the Services Plan. Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it ("Plan Trustees"), cast in person at a meeting called for the purpose of voting on the Services Plan and such related agreements.

(b) This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio's shares, on 30 days' written notice. Notice of termination (or non-renewal) of the Services Plan by the Trustees shall constitute a notice of termination of this Agreement.

(c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

8. Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

9. Limitation on Liability.  The obligations of the Trust under this Agreement shall only be binding upon the assets and property of the Trust, and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

10. Exculpation; Indemnification.

(a) The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

(b) Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Authorized Firm.

11. Notices.  Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party's address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1)

day after delivery by overnight courier service.

12. Complete Agreement.  This Agreement contains the full and complete understanding of the parties, replaces in its entirety the 2000 Agreement, and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

13. Amendment.  This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

14. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Variable Insurance Trust

By:                 /s/ Trent Walker                                          Address for Notices:
Name:                 Trent Walker                                          840 Newport Center Drive
Assistant Treasurer                                          Newport Beach, CA 92660
Fax: 949-725-6830
Attention: Legal Department

Allianz Life Insurance Company of New York

By:                 /s/ Jeffrey Kletti                                          Address for Notices:
Name:                 Jeffrey Kletti                                          One Chase Manhattan Plaza, 38th Floor
Vice President, Investments                                                New York, NY 10005
Fax: 212-586-6949
Attention: Legal Department

ASSIGNMENT AND AMENDMENT

THIS ASSIGNMENT AND AMENDMENT (“Assignment”) is made this 1st day of April, 2012 by and among PIMCO Variable Insurance Trust (the “Trust”), PIMCO Investments LLC (“PI”) and Allianz Life Insurance Company of New York (“Authorized Firm”).

WHEREAS, the Trust and Authorized Firm have entered into an Administrative Services Agreement, dated June 17, 2010 (the “Agreement”), pursuant to which Authorized Firm provides administrative, recordkeeping and other services with respect to the Administrative Class shares of certain series of the Trust (the “Portfolios”);

WHEREAS, the Trust’s board of trustees has approved the adoption of a Second Amended and Restated Services Plan for Administrative Class Shares (the “Plan”) and the Trust is authorized to compensate PI, the Trust’s principal underwriter, for procuring shareholder servicing, administrative and/or related services for Administrative Class shares of the Portfolios pursuant to the Plan; and

WHEREAS, the Trust desires to assign its rights and delegate its obligations under the Agreement to PI, a wholly-owned subsidiary of Pacific Investment Management Company, LLC, in order to continue, without interruption the payments to Authorized Firm for the services it provides in respect of the Administrative Class shares of the Portfolios and to make certain amendments to the Agreement;

NOW, THEREFORE, the Trust, PI and Authorized Firm, in consideration of the mutual covenants herein, and intending to be legally bound, agree as follows:

I. Assignment and Amendment

A. Effective as of April 1, 2012 (the “Effective Date”), (i) the Trust hereby assigns and delegates and PI hereby accepts and assumes all rights and obligations of the Trust under the Agreement, and PI further agrees to be subject to all terms and conditions of the Agreement; (ii) Authorized Firm hereby consents to such assignment and delegation by the Trust to PI, releases the Trust from any and all obligations arising under the Agreement after the Effective Date; provided, however, that any actions or omissions of the Trust or Authorized Firm that occurred prior to the Effective Date shall continue to be governed by the terms of the Agreement, and Authorized Firm further agrees to continue to be bound by the terms of the Agreement and to perform its obligations under the Agreement in favor of PI; and (iii) each of PI and Authorized Firm further agree that to the extent the foregoing assignment and delegation is deemed to be an “assignment” as defined in the Investment Company Act of 1940, such that the Agreement would terminate automatically as provided for therein, the Agreement is reformed, as amended herein, by and between PI and Authorized Firm as of the Effective Date.

B. Effective as of the Effective Date, the Agreement by and between PI and Authorized Firm is amended to provide the following:  (i) PI shall be obligated to pay Authorized Firm the Service Fees in lieu of Trust paying such fees; (ii) the Service Fees payable to Authorized Firm shall be paid by PI only so long as the Plan is in effect; (iii) to the extent  that the Agreement is deemed to be an agreement related to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 with respect to the Administrative Class Shares of a Portfolio, the requirements of Rule 12b-1(b) are incorporated by reference into the Agreement; (iv) notwithstanding clause (iii), PI and Authorized Firm further agree that the Service Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services; and (v) any references to National Association of Securities Dealers, Inc. shall be deleted and replaced with a reference to the Financial Industry Regulatory Authority.

C. The Trust, PI and Authorized Firm hereby waive their respective rights to any advance notice, delivery or other requirements for termination and/or amendments that are called for under the Agreement (to the extent not accomplished by the execution and delivery of this Assignment).

II. Other

A. Unless otherwise defined in this Assignment, the capitalized terms used herein shall have the same meanings they have in the Agreement

B. This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed on the date first above written.

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK	PIMCO INVESTMENTS LLC
/s/ Brian J. Muench ______________________________	/s/ Gregory A. Bishop ______________________________
By: Brian J. Muench	By: Gregory A. Bishop
Title: Vice President, Investments	Title: Head of Business Management

PIMCO VARIABLE INSURANCE TRUST
/s/ Eric D. Johnson ______________________________
By: Eric D. Johnson
Title: Vice President

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